UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 19, 2009

Celera Corporation

(Exact name of registrant as specified in its charter)

001-34116

(Commission File Number)

Delaware	26-2028576
(State or other jurisdiction of incorporation)	(I.R.S. Employer Identification No.)

1401 Harbor Bay Parkway

Alameda, CA 94502

(Address of principal executive offices, with zip code)

(510) 749-4200

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On May 19, 2009, the Compensation Committee of the Board of Directors of Celera Corporation (“Celera” or the “Company”) adopted the Celera Corporation Annual Bonus Plan (the “Bonus Plan”). The Bonus Plan provides for the payment to eligible employees, including the Company’s executive officers, of annual cash incentive compensation. The Bonus Plan was adopted by the Compensation Committee in connection with its review of the Company’s annual bonus programs.

Each participant in the Bonus Plan is assigned a target cash bonus amount expressed as a percentage of his or her annual base salary. For the Company’s named executive officers, the percentages for 2009 were approved as follows: Chief Executive Officer (75%); Chief Scientific Officer (60%); Chief Financial Officer (45%); and the other named executive officers of the Company (45%).

For each year the Bonus Plan is in effect, one or more Company goals will be established, and the Bonus Plan will be funded to the extent that Celera achieves or exceeds the threshold for each goal. For 2009, the Compensation Committee established goals for revenue, gross profit and operating expenses, with a 33 1/3% weight for each goal. The Bonus Plan will be funded at an amount between 0% and 150% based on the Company’s performance against these goals. In addition, business unit goals and individual goals will be developed under the Bonus Plan, although the achievement of these goals will not affect the funding of the annual bonus pool.

To allocate payments under the Bonus Plan, the bonus pool for the year will be allocated to each of the Company’s business units, based on the ratio of the unit’s total target bonus amounts for its employees as compared to the overall target bonus amounts for all participants. Thereafter, the manager of each business unit will propose the individual allocation of the bonus pool allocated to such unit. The individual allocation will be determined based on the product of the employee’s eligible earnings, target bonus percentage, the overall plan funding for the year based on the achievement of the Company goals, and a personal modifier based on the achievement of business unit and individual goals.

Details of bonus calculations are included in the Bonus Plan, a copy of which is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated by reference herein.

The foregoing description is qualified in its entirety by reference to the Bonus Plan filed as an exhibit hereto.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CELERA CORPORATION

Date: May 22, 2009	By:	/s/ Scott Milsten
Scott Milsten Vice President, General Counsel and Corporate Secretary

EXHIBIT INDEX

10.1	Celera Corporation Annual Bonus Plan